[GRAPHIC OMITTED]                                 Investor Contact: Allison Good
                                          The Smith & Wollensky Restaurant Group
                                                             Phone: 212-838-2061
                                                           Email: agood@swrg.com



               Smith & Wollensky Announces December Sales Increase

New York, January 7, 2005 - The Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) today announced increased sales for the six-week fiscal month ended January 3, 2005. The 2004 fiscal year included 53 weeks, compared to 52 weeks in the fiscal year of 2003, with the additional week included in the December 2004 period. The attached table, which is provided for clarity, summarizes comparable consolidated sales and total consolidated sales for the month, the fourth quarter, and the full year, comparing each period to the same time frame in 2003, as well as illustrating the consolidated sales results without the additional week.

Comparable consolidated restaurant sales for the fiscal month were $13.8 million, an increase of 21.1% from the corresponding month in 2003 with $1.8 million of the total comparable consolidated sales attributable to the additional week. Excluding the additional week, comparable consolidated sales increased by 5.0% for the December 2004 period, when compared to December 2003. Comparable consolidated sales include only units that have been open for 15 months or longer. Total consolidated restaurant sales for the six-week period were $16.2 million, up 42.9% from the five-week period a year ago. Excluding $2.1 million attributable to the additional week of sales, total consolidated sales for December 2004 of $14.1 million increased by 24.6% from December 2003.

For the full fourth quarter of 2004, comparable consolidated restaurant sales increased 11.8%, or 5.5% when excluding the additional week, from the same time frame in 2003. Total consolidated restaurant sales for the quarter increased 31.0%, or 23.8% when excluding the additional week. Finally, for the fiscal year 2004, comparable consolidated restaurant sales increased 7.9%, or 6.1% when excluding the additional week, and total consolidated restaurants sales were up 18.9%, or 16.9% when excluding the additional week.

Chairman and CEO Alan Stillman said, "We remain pleased with our continuing strong sales momentum with our newest unit in Boston and our Houston unit contributing to these figures significantly. Factors contributing to our sales increase across the company include the additional week of sales and the timing of New Year's Eve in relation to our fiscal calendar."

About Smith & Wollensky Restaurant Group
The Smith & Wollensky Restaurant Group develops, owns and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be the largest-grossing a la carte restaurant in the country. Since its inception, the company has grown to include 18 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus, Dallas, Houston, and Boston. SWRG also operates six other restaurants in New York and Chicago, including Cite, Maloney & Porcelli, Manhattan Ocean Club, Mrs. Park's Tavern, Park Avenue Cafe and The Post House.

        Except for historical information contained herein, the statements made in this press release regarding the Company's business, strategy and results of operations are forward-looking statements which are based on management's beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company's growth strategy. For a more detailed description of such factors, please see the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise

                                   THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
                                       UNAUDITED CONSOLIDATED SALES RESULTS

                                          COMPARABLE CONSOLIDATED SALES
                                                    (IN 000'S)
                 ---------------------------------------   ---------------------------------------
                       INCLUDING ADDITIONAL WEEK                 EXCLUDING ADDITIONAL WEEK
                                          INC / (DEC)                               INC / (DEC)
                   2004        2003       $          %       2004        2003       $         %
                   ----        ----       -          -       ----        ----       -         -
DECEMBER          13,756      11,361     2,395     21.1%    11,931      11,361       569     5.0%
                =========   =========  ========    =====  =========   =========  ========  =======


FOURTH QUARTER    32,366      28,950     3,416     11.8%    30,541      28,950     1,590     5.5%
                =========   =========  ========    =====  =========   =========  ========  =======


FISCAL YEAR      107,192      99,355     7,837      7.9%   105,453      99,355     6,099     6.1%
                =========   =========  ========    =====  =========   =========  ========  =======

                 ---------------------------------------   ---------------------------------------
                                             TOTAL CONSOLIDATED SALES
                                                    (IN 000'S)
                 ---------------------------------------   ---------------------------------------
                       INCLUDING ADDITIONAL WEEK                 EXCLUDING ADDITIONAL WEEK
                                          INC / (DEC)                               INC / (DEC)
                   2004        2003       $          %       2004        2003       $         %
                   ----        ----       -          -       ----        ----       -         -
DECEMBER          16,232      11,361     4,871     42.9%    14,156      11,361     2,795    24.6%
                =========   =========  ========    =====  =========   =========  ========  =======


FOURTH QUARTER    37,927      28,950     8,976     31.0%    35,850      28,950     6,900    23.8%
                =========   =========  ========    =====  =========   =========  ========  =======


FISCAL YEAR      123,069     103,500    19,568     18.9%   120,992     103,500    17,492    16.9%
                =========   =========  ========    =====  =========   =========  ========  =======

                 ---------------------------------------   ---------------------------------------
